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                                                Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-102436


                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
     January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003, February 6, 2003, February 14, 2003, February 19, 2003, February 21, 2003, February 24, 2003, February 26, 2003, February 28, 2003, March 4, 2003 and
                                  March 6, 2003

                                       of

                                  FINDWHAT.COM

         Gryphon Master Fund, LP ("Gryphon") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o  10,000 shares on January 28, 2003 at an average price of $7.35 per share;
o  10,000 shares on January 29, 2003 at an average price of $7.60 per share;
o  8,000 shares on January 30, 2003 at an average price of $8.05 per share;
o  32,600 shares on February 3, 2003 at an average price of $7.85 per share;
o  16,200 shares on February 4, 2003 at an average price of $7.85 per share;
o  37,000 shares on February 5, 2003 at an average price of $8.23 per share;
o  12,000 shares on February 6, 2003 at an average price of $8.41 per share;
o  24,200 shares on February 7, 2003 at an average price of $7.75 per share;
o  11,000 shares on February 10, 2003 at an average price of $7.27 per share;
o  21,000 shares on February 11, 2003 at an average price of $7.34 per share;
o  5,000 shares on February 13, 2003 at an average price of $7.09 per share;
o  9,916 shares on February 14, 2003 at an average price of $7.16 per share;
o  15,000 shares on February 19, 2003 at an average price of $7.50 per share;
o  5,000 shares on February 21, 2003 at an average price of $7.74 per share;
o  10,000 shares on February 24, 2003 at an average price of $8.12 per share;
o  5,000 shares on February 25, 2003 at an average price of $8.05 per share;
o  6,700 shares on February 27, 2003 at an average price of $8.01 per share;
o  9,700 shares on February 28, 2003 at an average price of $8.05 per share; and
o  4,099 shares on March 14, 2003 at an average price of $9.42 per share.

This sale was effected by Banc of America Securities, as agent, at a total commission of $14,978.90. Immediately following these sales, Gryphon beneficially owned 30,000 shares of our common stock.

         On March 31, 2003, the closing price per share of our common stock on the Nasdaq SmallCap Market was $10.50.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 1, 2003.